Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

THE AARON’S COMPANY, INC.

I.

The name of the corporation is The Aaron’s Company, Inc. (the “Corporation”).

II.

The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code (the “Code”).

III.

The Corporation shall have perpetual duration.

IV.

The Corporation is organized for the following purposes:

To buy, sell, rent and lease office and residential furniture and accessories and other personal property of all kinds; to manufacture, sell and deliver furniture of any kind whatsoever; and generally to manufacture, produce, assemble, fabricate, import, purchase or otherwise acquire, invest in, own, hold, use, maintain, service or repair, sell, rent, lease, pledge, mortgage, exchange, export, distribute, assign and otherwise dispose of and to trade and deal in and with, at wholesale or retail, goods, wares, merchandise, commodities, articles of commerce and property of every kind and description; and to engage in, conduct and carry on a general manufacturing, importing and exporting, merchandising, leasing, mercantile and trading business in any and all branches thereof.

To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or which shall at any time appear conducive to or expedient for the protection or benefit of the Corporation.

IN FURTHERANCE OF AND NOT IN LIMITATION of the general powers conferred by the laws of the State of Georgia and the objects and purposes herein set forth, it is expressly provided that to such extent as a corporation organized under the Code may now or hereafter lawfully do, the Corporation shall have the power to do, either as principal or agent and either alone or in connection with other corporations, firms or individuals, all and anything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties; and in general to do any and all things and exercise any and all powers, rights and privileges which a corporation may now or hereafter be authorized to do or to exercise under the Code or under any act amendatory thereof, supplemental thereto or substituted therefor.

The foregoing provisions of this Article IV shall be construed both as purposes and powers and each as an independent purpose and power. The foregoing enumeration of specific purposes and powers herein specified shall, except when otherwise provided in this Article IV, be in no wise limited or restricted by referenced to, or inference from, the terms of any provision of this or any other Article of these Amended and Restated Articles of Incorporation.

V.

The Corporation shall have authority to issue shares of capital stock consisting of One Hundred Twelve Million, Five Hundred Thousand (112,500,000) shares of Common Stock, par value $0.50 per share (“Common Stock”), and Five Hundred Thousand (500,000) shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”).

The Corporation may purchase its own shares of capital stock out of unreserved and unrestricted earned surplus and capital surplus available therefor and as otherwise provided by law. Shares so acquired shall become treasury shares of the Corporation. The Board of Directors of the Corporation (the “Board of Directors”) may from time to time distribute to shareholders out of capital surplus of the Corporation a portion of its assets, in cash or in property.

Section 1. Terms of the Common Stock. The powers, preferences and rights of the Common Stock, and the qualifications, limitations or restrictions thereof, shall be as follows:

(a)

Voting. At each annual or special meeting of shareholders, each holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in such person’s name on the stock transfer records of the Corporation in connection with the election of directors and all other actions submitted to a vote of shareholders.

(b)

Dividends and Other Distributions. The record holders of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors out of funds legally available therefor.

Section 2. Terms of the Preferred Stock. The following are the designations, powers, preferences and rights of the preferred stock and the qualifications, limitations and restrictions thereof:

(a)

Except as otherwise provided by applicable law, or by the resolution or resolutions of the Board of Directors providing for the issue of any series of a Preferred Stock, the holders of shares of Preferred Stock, as such holders, (i) shall not have any right to vote, and are hereby specifically excluded from the right to vote, in the election of directors or for any other purpose, and (ii) shall not be entitled to notice of any meeting of shareholders.

(b)

Before any sum or sums shall be set aside or applied to the purchase of any outstanding shares of Stock, and before any dividend shall be declared or paid or any distribution ordered or made upon the Stock (other than a dividend payable in shares of Stock), the Corporation shall have complied with the dividend and sinking fund requirements (if any) set forth in any resolution or resolutions of the Board of Directors with respect to the issue of any series of Preferred Stock of which any shares shall at the time be outstanding.

(c)

Subject to the provisions of the immediately preceding paragraph, and to such other limitations as may be specified in any resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Stock shall be entitled to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends payable with respect to the Stock as may be declared by the Board of Directors from time to time.

(d)

In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which any series of the Preferred Stock is entitled as set forth in the resolution or resolutions of the Board of Directors providing for the issue thereof, the holders of outstanding shares of Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to share in all remaining assets of the Corporation available for distribution to its shareholders ratably according to the number of shares of Stock held by them. Neither the merger nor consolidation of the Corporation with or into any other corporation or corporations, nor the merger or consolidation of any other corporation or corporations into or with the Corporation, nor the sale, transfer, mortgage, pledge or lease by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

(e)

The Preferred Stock may be issued from time to time in one or more series of any number of shares, except that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. Each series of Preferred Stock shall be distinctively designated by number, letter or descriptive words.

(f)

Authority is hereby expressly granted to and vested in the Board of Directors to issue the Preferred Stock at any time, or from time to time, as Preferred Stock of any one or more series, and, in connection with the establishment of each such series, to fix by resolution or resolutions providing for the issue of the shares thereof the voting powers, if any, and the designation, preferences and relative rights of each such series of Preferred Stock to the full extent now or hereafter permitted by these Amended and Restated Articles of Incorporation and the laws of the State of Georgia, including, without limiting the generality of the foregoing, all of the following matters which may vary between each series:

(1)

The distinctive designation of such series and the number of shares which constitute such series, which number may be increased or decreased either before or subsequent to the issuance of any shares of such series (but not below the number of shares of such series then outstanding), from time to time by action of the Board of Directors;

(2)

The dividend rate of such series, the dates of payment thereof, and any limitations, restrictions or conditions on the payment of dividends, including whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on the shares of each series;

(3)	The price or prices at which, and the terms, times and conditions on which, the shares of such series may be redeemed at the option of the Corporation or at the option of the holders of such shares;

(4)

The amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment to the holders of shares of each series;

(5)

Whether or not the shares of such series shall be entitled to the benefit of a purchase, retirement or sinking fund to be applied to the redemption or purchase of such series, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares of such series may be redeemed or purchased through the application of such fund;

(6)

Whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation, or the shares of any other series of Preferred Stock, and, if made so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(7)

Whether or not the shares of such series shall have any voting rights, and, if voting rights are so granted, the extent of such voting rights and the terms and conditions under which such voting rights may be exercised.

(8)

Whether or not the issue of any additional shares of such series or of any future series in addition to such series shall be subject to restrictions in addition to the restrictions, if any, on the issue of additional shares imposed in the resolution or resolutions fixing the terms of any outstanding series of Preferred Stock theretofore issued pursuant to this Section 2(f), and, if subject to additional restrictions, the extent of such additional restrictions; and

(9)

Whether or not the shares of such series shall be entitled to the benefit of limitations restricting the purchase of, the payment of dividends on, or the making of other distributions in respect of stock of any class of the Corporation, and the terms of any such restrictions; provided, however, that such restrictions shall not include any prohibition on the payment of dividends or with respect to distributions in the event of voluntary or involuntary liquidation established for any outstanding series of Preferred Stock theretofore issued.

VI.

None of the holders of any capital stock of the Corporation of any kind, class or series now or hereafter authorized shall have preemptive rights with respect to any shares of capital stock of the Corporation of any kind, class or series now or hereafter authorized.

VII.

Section 1. Number of Directors. Subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, the number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office; provided that the number of directors that shall constitute the whole Board of Directors shall be at least three and no decrease in the size of the Board of Directors shall have the effect of shortening the term of an incumbent director.

Section 2. Classes. From the effective date of these Amended and Restated Articles of Incorporation until the election of the directors at the 2024 annual meeting of shareholders, the Board of Directors shall be divided into three classes, each class to be as nearly equal in number as practicable, designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the 2021 annual meeting of shareholders, the term of office of the initial Class II directors shall expire at the 2022 annual meeting of shareholders and the term of office of the initial Class III directors shall expire at the 2023 annual meeting of shareholders. Each Class I director elected at the 2021 annual meeting of shareholders, each Class II director elected at the 2022 annual meeting of shareholders and each Class III director elected at the 2023 annual meeting of shareholders shall hold office until the 2024 annual meeting of shareholders and, in each case, until his or her respective successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Commencing with the 2024 annual meeting of shareholders, each director shall be elected annually and shall hold office until the next annual meeting of shareholders and until his or her respective successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Effective as of the conclusion of the 2024 annual meeting of shareholders (the “Declassification Time”), the Board of Directors will no longer be staggered under Section 14-2-806 of the Code and directors shall no longer be divided into three classes. Prior to the Declassification Time, any increase or decrease in the number of directors shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable.

VIII.

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director; provided, that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the Code or any successor law or laws.

IX.

These Amended and Restated Articles of Incorporation contain amendments requiring shareholder approval and were duly adopted in accordance with the applicable provisions of Section 14-2-1003 of the Code by the Board of Directors of the Corporation on November 11, 2020 and by the sole shareholder of the Corporation on November 11, 2020.

IN WITNESS WHEREOF, THE AARON’S COMPANY, INC., has caused these Amended and Restated Articles of Incorporation to be executed by its duly authorized officer on this 24th day of November, 2020.

THE AARON’S COMPANY, INC.

By:	/s/ Christopher K. Wall
Name: Christopher K. Wall
Title: Chief Financial Officer